 Exhibit 99.1

Semler Reports Record Second Quarter and First Half 2019 Financial Results

2019 Q2 HIGHLIGHTS compared to the corresponding period of 2018:

•	Revenues were $7,953,000, an increase of 45%
•	Net income grew to $0.41 per basic share and $0.32 per diluted share, compared to $0.24 per basic share and $0.19 per diluted share
•	Cash at June 30, 2019 increased to $4,182,000 from $2,009,000

San Jose, Cal. – July 26, 2019 – Semler Scientific, Inc. (OTCQB: SMLR), an emerging growth company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three and six months ended June 30, 2019.

“Our vascular testing product and data services are intended to help our customers solve problems encountered by underserved communities, diabetic populations, women and the elderly, among others,” said Doug Murphy-Chutorian, M.D., chief executive officer (“CEO”) of Semler Scientific. “We believe that early identification of chronic disease and preventive healthcare delivers clinical benefits and cost-effective value to patients at risk, especially those people who are neglected or unrecognized by current practices.”

FINANCIAL RESULTS

For the quarter ended June 30, 2019, compared to the corresponding period of 2018, Semler Scientific reported:

•	Revenues of $7,953,000, an increase of $2,469,000, or 45%, compared to $5,484,000
•	Cost of revenues of $885,000, an increase of $205,000, or 30%, compared to $680,000. As a percentage of revenues, cost of revenues was 11%, compared to 12%
•	Total operating expenses, which includes cost of revenues, of $5,258,000, an increase of $1,309,000, or 33%, compared to $3,949,000
•	Net income of $2,619,000, or $0.41 per basic share and $0.32 per diluted share, an increase of $1,166,000, compared to $1,453,000, or $0.24 per basic share and $0.19 per diluted share. As a percentage of revenues, net income was 33% compared to 26%
•	Cash of $4,182,000, an increase of $2,173,000, compared to $2,009,000

For the six months ended June 30, 2019, compared to the corresponding period of 2018, Semler Scientific reported:

•	Revenues of $14,714,000, an increase of $4,767,000, or 48%, compared to $9,947,000
•	Cost of revenues of $1,781,000, an increase of $397,000, or 29%, compared to $1,384,000. As a percentage of revenues, cost of revenues was 12% compared to 14%
•	Total operating expenses, which includes cost of revenues, of $10,165,000, an increase of $2,566,000, or 34%, compared to $7,599,000
•	Net income of $4,472,000, or $0.70 per basic share and $0.55 per diluted share, an increase of $2,313,000, compared to $2,159,000, or $0.36 per basic share and $0.29 per diluted share. As a percentage of revenues, net income was 30% compared to 22%.

SECOND QUARTER 2019 MAJOR ACCOMPLISHMENTS

Among the achievements during the second quarter of 2019 were:

1.	Record quarterly revenue since inception of the company

2.	Seventh consecutive quarter of profitability continuing from the fourth quarter of 2017

3.	Record quarterly net income since inception of the company

4.	Expanded infrastructure to accommodate future growth of the business; adding four individuals to sales and marketing and two to operations.

5.	Successfully installed more iOS products into the field

“We are pleased with the continued growth of our current book of business and with the inroads we are making with new customers. We believe we are well positioned to handle increased order sizes to satisfy future demand for our QuantaFlo™ product. Our two largest customers comprise 51% and 15% of quarterly revenues. License revenues were approximately $5.4 million, variable priced revenues were approximately $2.3 million and equipment sales were $306,000,” said Dr. Murphy-Chutorian.

In 2019, Semler Scientific expects continued profitability and generation of cash from operating activities, as well as increased spending to support anticipated growth in its business. It is the company’s intent to grow revenues at a faster rate than expenses and to remain profitable.

“The stakeholders in the delivery of and payment for medical care are actively trying to improve their service and economics to the community,” continued Dr. Murphy-Chutorian. “Their objectives to encourage healthier lifestyles, ameliorate risk factors, diminish morbidity and decrease mortality, are synergistic with the use our products as an aid to direct appropriate preventative care measures to their patients.”

Notice of Conference Call

Semler Scientific will not host a conference call to discuss results of the second quarter and first half of 2019 as its CEO continues to make strong progress recovering from a mild stroke. Semler Scientific anticipates that it will host a conference call to discuss the third quarter and first nine months of 2019, with additional executives joining the CEO on such call.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is an emerging growth company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative proprietary products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific commercially launched its first patented and U.S. Food and Drug Administration, or FDA, cleared product in 2011,and received FDA 510(k) clearance for QuantaFlo™, the next generation version of this product in 2015. QuantaFlo™ is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. QuantaFlo™ is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding continued profitability and cash generation from operations, the ability to grow revenues faster than expenses and remain profitable, as well as increased spending to support anticipated growth in the business. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, and its ability to continue to control expenses, along with those statements detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

####

Semler Scientific, Inc.

Condensed Statements of Income

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018

Revenues	$7,953	$5,484	$14,714	$9,947
Operating expenses:
Cost of revenues	885	680	1,781	1,384
Engineering and product development	591	489	1,160	856
Sales and marketing	2,212	1,779	4,281	3,484
General and administrative	1,570	1,001	2,943	1,875
Total operating expenses	5,258	3,949	10,165	7,599
Income from operations	2,695	1,535	4,549	2,348
Interest income (expense)	1	(9)	2	(56)
Interest expense -- related parties	-	(72)	-	(131)
Other expense	-	(1)	(2)	(2)
Other income (expense)	1	(82)	-	(189)
Pre-tax net income	$2,696	$1,453	$4,549	$2,159
Provision for taxes	$77	-	77	-
Net income	$2,619	1,453	4,472	2,159
Net income per share:
Basic	$0.41	0.24	$0.70	0.36
Diluted	$0.32	$0.19	$0.55	$0.29
Weighted average number of shares used in computing income per share:
Basic	6,411,606	5,982,711	6,368,905	5,953,818
Diluted	8,086,140	7,534,846	8,128,241	7,403,498

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At June 30,	At December 31,
	2019	2018
	(Unaudited)
Cash	$4,182	$3,284
Other current assets	3,722	2,954
Noncurrent assets	1,920	1,481
Total assets	9,824	7,719
Current liabilities	3,594	3,512
Noncurrent liabilities	9	11
Stockholders' equity	6,221	4,196
Total liabilities and stockholders' equity	$9,824	$7,719